Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Core Dividend Fund
Nuveen Large Cap Core Plus Fund


Each a Series of Nuveen Investment Trust (the  Trust )
811-07619

A special meeting of the shareholders of Nuveen
Core Dividend Fund (the  Fund ), a series of
Nuveen Investment Trust, was held on September
25, 2017.

The purpose of the meeting was to approve an Agreement and Plan of Reorganization for the Fund to reorganize into Nuveen Large Cap Value Fund, a series of Nuveen Investment Trust.

The results of the shareholder vote were as follows:

   Nuveen Core Dividend Fund
To approve an Agreement and
Plan of Reorganization

   For
                820,463
   Against
                  18,310
   Abstain
                  51,337
      Total
                890,110

Proxy materials are herein incorporated by reference to the SEC filing on June 29, 2017, under Conformed Submission Type N-14, accession number 0001193125-17-218410.


A special meeting of the shareholders of Nuveen
Large Cap Core Plus Fund (the Target Fund ), a series of Nuveen Investment Trust, was held on September 11, 2017 and adjourned to September
13, 2017 where the proposal passed.

The purpose of the meeting was to approve an Agreement and Plan of Reorganization for the Target Fund to reorganize into Nuveen Large Cap
Core Fund, a series of Nuveen Investment Trust.

The results of the shareholder vote were as follows:

<c>Nuveen Large Cap Core Plus Fund
To approve an Agreement and Plan of Reorganization

   For
              1,572,667
   Against
                   15,898
   Abstain
                   33,469
      Total
              1,622,034

Proxy materials are herein incorporated by reference to the SEC filing on July 25, 2017, under Conformed Submission Type N-14/A, accession number 0001193125-17-235080.